EXECUTIVE LIFE INSURANCE AGREEMENT
     This AGREEMENT is made as of the 28th day of December, 2006, by and between JOHN J. CARMOLA (the “Executive”) and GOODRICH CORPORATION (the “Company”), a New York corporation (collectively, the “Parties”).
RECITALS
     WHEREAS, the Parties have entered into a Split Dollar Insurance Agreement dated December 1, 2000 pursuant to which the Company purchased a certain life insurance policy insuring the life of the Executive attached hereto as Exhibit A (the “Policy”) and endorsed to the Executive’s designated beneficiary or beneficiaries a right to receive a portion of the death benefits payable thereunder (the “Split Dollar Program”);
     WHEREAS, the Parties have determined that the Split Dollar Program no longer meets the business purposes of the Company; and
     WHEREAS, the Parties desire to terminate the Split Dollar Program, cancel the endorsement and enter into this Agreement providing for the transfer of all rights of ownership of the Policy to the Executive and the one-time lump sum cash payment by the Company to the insurer in the amount needed to sustain the Policy for the anticipated lifetime of the Executive at a cost of $300 per year for the Executive’s lifetime with a death benefit equal to the Executive’s projected base salary at age 65 multiplied by two.
     NOW, THEREFORE, in consideration of the promises and other valuable consideration between the Parties it is agreed as follows:
ARTICLE I
TERMINATION OF SPLIT DOLLAR PROGRAM
     The Split Dollar Program shall be terminated and all rights, benefits and obligations derived from such instruments or any other documents (including any related correspondence) by or of the Executive shall be cancelled. The Company shall become the sole owner and beneficiary of the Policy and exercise, in its sole discretion, all rights of ownership granted to the policyholder by the terms of the Policy. Each Party agrees to take such further action, do such other things and execute such other written instruments as shall be necessary and proper to carry out the termination of the Split Dollar Program and transfer of all rights of ownership of the Policy to the Executive. The Executive agrees that the Company’s obligations pursuant to this Agreement shall not become effective unless and until all such actions to terminate the Split Dollar Program are complete. The Company and the Executive agree that the termination of the Split Dollar Program and the transfer of the ownership of the Policy in accordance with Article II shall occur simultaneously.
ARTICLE II
COMPANY OBLIGATIONS
     2.1 Subject to the terms and conditions of this Agreement, the Company shall transfer all rights of ownership of the Policy to the Executive.

     2.2 Subject to the terms and conditions of this Agreement, the Company shall pay directly to the insurer a one-time lump sum cash payment in the amount needed to sustain the Policy for the anticipated life of the Executive with a death benefit equal to the level of benefit provided in Section 2.3. The Executive shall be eligible to enroll in the Company’s group term life insurance program, subject to the terms and conditions of such program.
     2.3 The Policy and the one-time lump sum payment are based on projections by the Company so that, after assuming the Executive’s base salary compounds by 3.5% growth per annum until age 65, the Executive will hold a life insurance policy with a death benefit equal to the Executive’s projected base salary at age 65 multiplied by two, which death benefit amount equals $1,489,000.00. The projections prepared by the Company are final, and may not be challenged by the Executive as of the time this Agreement is executed or at any time in the future.
     2.4 The Company shall increase the Executive’s compensation for services rendered by an amount determined by the Company which, net of its federal, state and local income tax effects, is approximately sufficient to enable the Executive to pay any federal, state and local income taxes payable by the Executive because of taxable income resulting from this Agreement (the “Tax Gross Up”).
ARTICLE III
EXECUTIVE’S RIGHTS AND OBLIGATIONS
     The Executive shall become the sole owner of the Policy and may exercise all rights of ownership granted to the policyholder by the terms of the Policy, including but not limited to the right to borrow against the Policy, the right to assign his interest in the Policy, the right to change the beneficiary(ies) of the Policy, the right to exercise settlement options and the right to surrender or cancel the Policy. The Executive acknowledges that any exercise of any such ownership rights with respect to the Policy shall not increase in any way the obligations of the Company pursuant to this Agreement.
ARTICLE IV
AMENDMENT OR TERMINATION
     This Agreement shall not be modified, amended or terminated except by a written agreement of the Company and the Executive. This Agreement and any amendment hereto shall inure to the benefit of and shall be binding upon the heirs, personal representatives, successors and assigns of each party to this Agreement.
ARTICLE V
FURTHER PERFORMANCE
     5.1 Each of the Parties, for itself and its heirs, beneficiaries, personal representatives, trustees, successors and assigns, agrees to take such further action, do such other things, and execute such other writings as shall be necessary and proper to carry out the terms and provisions of this Agreement.

     5.2 The Executive shall provide, or shall take action to cause the issuing insurance company or other appropriate party to provide, information as may be reasonably requested by the Company or its designated agent with respect to the Policy which is necessary or desirable in order to permit the Company or its designated agent to comply with any financial reporting or disclosure obligations or reporting, disclosure or other obligations under applicable law.
ARTICLE VI
MISCELLANEOUS
     6.1 This Agreement shall be personal to the Executive and shall not be construed to grant or imply any right of any employee or other executive of the Company to enter into any similar arrangement.
     6.2 All notices required to be given shall be in writing and sent by regular, overnight, certified or registered mail to the last known address of the Party. Notice shall be deemed given within five business days after the notice is provided to the delivery service for service.
     6.3 This Agreement shall be subject to and construed in accordance with the laws of North Carolina; provided, hat the conflicts of laws principles shall not apply to the extent that they would operate to apply the laws of another State or Commonwealth.
     IN WITNESS WHEREOF, the Parties have executed this Executive Life Insurance Agreement as of the day and year first written above.

EXECUTIVE	GOODRICH CORPORATION

By:

JOHN J. CARMOLA
Its:

Exhibit A
LIFE INSURANCE POLICY

Insured	Carrier	Policy Number
John J. Carmola	Principal Life Insurance Company	4169478